Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-192237) of Spirit Realty Capital, Inc., and
(2) Registration Statement (Form S-8 No. 333-190001) pertaining to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan and Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan;

of our report dated February 26, 2016, (except for the effects of the restatement described in Note 2, as to which the date is October 31, 2016), with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. and our report dated February 26, 2016, (except for the effect of the material weakness described in the sixth paragraph, as to which the date is October 31, 2016), with respect to the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc. included in this Annual Report (Form 10-K/A) of Spirit Realty Capital, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Phoenix, Arizona
October 31, 2016